Exhibit 10.2

PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of March 28, 2024

Between

MC INCOME PLUS FINANCING SPV III LLC

as Buyer

and

MONROE CAPITAL INCOME PLUS CORPORATION

as Seller

TABLE OF CONTENTS

Page

ARTICLE I GENERAL	1

Section 1.1	Certain Defined Terms	1
Section 1.2	Other Definitional Provisions	2

ARTICLE II SALE AND CONVEYANCE	2

Section 2.1	Sale	2
Section 2.2	Assignments, Etc.	3

ARTICLE III PURCHASE PRICE AND PAYMENT; MONTHLY REPORT	4

Section 3.1	Purchase Price	4
Section 3.2	Payment of Purchase Price	4

ARTICLE IV REPRESENTATIONS AND WARRANTIES	5

Section 4.1	Seller’s Representations and Warranties	5
Section 4.2	Representations and Warranties of the Buyer	8

ARTICLE V COVENANTS	9

Section 5.1	Seller Covenants	9

ARTICLE VI REPURCHASE AND SUBSTITUTION OF LOANS	12

Section 6.1	Mandatory Repurchase of Warranty Collateral Obligations	12
Section 6.2	Limitations on Substitutions and Repurchases	12

ARTICLE VII CONDITIONS PRECEDENT	13

Section 7.1	Conditions to the Buyer’s Obligations Regarding Loan Obligations	13

ARTICLE VIII INDEMNIFICATION	13

Section 8.1	Indemnification by the Seller	13

ARTICLE IX TERM AND TERMINATION	15

Section 9.1	Termination	15

ARTICLE X MISCELLANEOUS PROVISIONS	15

ii

SCHEDULES

Schedule I	Loan List

iii

PURCHASE AND CONTRIBUTION AGREEMENT

PURCHASE AND CONTRIBUTION AGREEMENT, dated as of March 28, 2024 by and between MONROE CAPITAL INCOME PLUS CORPORATION, a Maryland corporation, as seller (the “Seller”), and MC INCOME PLUS FINANCING SPV III LLC, a Delaware limited liability company, as buyer (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell and/or contribute to the Buyer certain loans originated or purchased by the Seller in its normal course of business, together with, among other things, the related rights of payment thereunder and the interest of the Seller in the related property and other interests securing the payments to be made under such loans.

NOW, THEREFORE, it is hereby agreed by and between the Buyer and the Seller as follows:

ARTICLE I
GENERAL

Section 1.1           Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1. In addition, capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

“Agreement”: This Purchase and Contribution Agreement, as the same shall be amended, supplemented, restated or modified from time to time.

“Credit Agreement”: The Credit Agreement, dated as of March 28, 2024, by and among the Buyer, as Borrower thereunder, Monroe Capital Income Plus Corporation, as the Collateral Manager, the Lenders from time to time party thereto, Goldman Sachs Bank USA, as Syndication Agent, as Administrative Agent, and as Calculation Agent, U.S. Bank Trust Company, National Association, as Collateral Agent and as Collateral Administrator, and U.S. Bank National Association, as Collateral Custodian, as the same may be amended, supplemented, restated or modified from time to time.

“Indemnified Person”: Defined in Section 8.1(a).

“Loan List”: Defined in Section 2.1(b).

“Losses”: Defined in Section 8.1(a).

“Purchase”: Any transfer made hereunder pursuant to Section 2.1.

“Purchase Date”: Defined in Section 2.1(a).

“Purchase Price”: Defined in Section 3.1.

“Related Party” Defined in Section 8.1(a).

“Repurchase Price”: For any Transferred Loan repurchased by the Seller pursuant to Section 6.1, an amount equal to (x) the original Purchase Price in respect of such Transferred Loan plus (y) all accrued and unpaid interest on such Transferred Loan minus (z) all Proceeds received by the Buyer (or its assigns) in respect of such Transferred Loan.

“Sale Documents”: Defined in Section 4.1(c).

“Substitute Loan”: Defined in Section 6.1(a).

“Transferred Collateral”: Defined in Section 2.1(a).

“Transferred Loans”: The Loan Obligations and related interests and property transferred and conveyed by the Seller to the Buyer from time to time pursuant to Section 2.1(a) and identified on the Loan List.

“Warranty Collateral Obligation”: Defined in Section 6.1.

Section 1.2           Other Definitional Provisions.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any Sale Document shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, Subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Credit Agreement, the terms and provisions contained herein shall govern with respect to this Agreement.

ARTICLE II
SALE AND CONVEYANCE

Section 2.1           Sale.

(a)           On each date a Loan Obligation is acquired (each, a “Purchase Date”), the Seller will sell, transfer, assign and set over and otherwise convey to the Buyer and the Buyer will purchase from the Seller, without recourse, all right, title and interest of the Seller in, to and under the following property, whether now existing or hereafter created or acquired (all of the property described in this Section 2.1(a) being collectively referred to herein as the “Transferred Collateral”):

(i)          the Loan Obligations identified on the applicable Loan List delivered by the Seller to the Buyer on or before the requested Purchase Date, together with all monies due or to become due in payment of such Loan Obligations on and after such Purchase Date;

(ii)           the Underlying Instruments related to such Loan Obligations;

(iii)          all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of such Loan Obligations on or after such Purchase Date, which the Seller is entitled to receive, including all Proceeds in respect of such Loan Obligations distributed on or after such Purchase Date;

(iv)         all security interests, liens, collateral, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(v)           all Proceeds of any and all of the foregoing.

(b)           The Seller further agrees to deliver to the Buyer a computer file containing a true and complete list of all Transferred Loans as of each Purchase Date (as supplemented or modified from time to time in accordance with the provisions hereof, the “Loan List”). Such file or list shall be marked as Schedule I to this Agreement, shall be delivered to the Buyer as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement.

(c)           In connection with the sale of the Transferred Loans, the Seller further agrees that it will, at its own expense, indicate clearly and unambiguously in its computer files, on or prior to the related Purchase Date, that such Transferred Loans have been sold to the Buyer pursuant to this Agreement.

(d)           It is the intention of the parties hereto that the conveyance of the Transferred Loans by the Seller to the Buyer as provided in this Section 2.1 be, and be construed as, an absolute sale, without recourse, of the Transferred Loans by the Seller to the Buyer. Furthermore, it is not intended that such conveyance be deemed a pledge of the Transferred Loans by the Seller to the Buyer to secure a debt or other obligation of the Seller. If, however, notwithstanding the intention of the parties, the conveyance provided for in this Section 2.1 is determined, for any reason, not to be an absolute sale, then the parties intend that this Agreement shall be deemed to be a “security agreement” within the meaning of Article 9 of the UCC and the Seller hereby grants to the Buyer a “security interest” within the meaning of Article 9 of the UCC in all of the Seller’s right, title and interest in and to the Transferred Collateral, now existing and hereafter created, to secure a loan in an amount equal to the aggregate Purchase Price and each of the Seller’s other payment obligations under this Agreement; provided, however, the Buyer shall have no recourse to the Seller or any of its property or assets other than the Transferred Collateral for the repayment of such loan, any interest or other amounts thereon or, except as expressly provided in Section 6.1(a) and/or 8.1, any other obligation hereunder.

(e)           Upon each contribution or sale of one or more Transferred Loans from the Seller to the Buyer, the Seller shall promptly Deliver (as defined in the Pledge and Security Agreement) such Transferred Loan to the Buyer, who hereby directs that such Transferred Loan be Delivered to the Collateral Agent (or the Collateral Custodian on its behalf, as applicable) as set forth in the Credit Agreement.

Section 2.2           Assignments, Etc.

(a)           From and after each Purchase Date, the Loan Obligations transferred and conveyed by the Seller to the Buyer on such Purchase Date identified on the Loan List and related interests and property shall be deemed to be part of the Transferred Loans hereunder.

(b)           Covenants of the Seller In Connection With Sales. On or before any Purchase Date with respect to any Transferred Loans to be acquired by the Buyer, the Seller shall:

(i)            note in its files that such Transferred Loans have been sold to the Buyer and deliver to the Buyer a list of such Transferred Loans, identified by account number, which computer file or microfiche list shall be as of such date incorporated into and made a part of this Agreement; and

(ii)           ensure that all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in the Transferred Loans have been duly filed.

(c)           The Seller and the Buyer acknowledge and agree that, solely for administrative convenience, any transfer document or assignment agreement (or, in the case of any original executed note, any chain of endorsement) required to be executed and delivered in connection with the transfer of a Loan Obligation in accordance with the terms of the Underlying Instruments may reflect that the Seller (or any third party from whom the Seller or the Buyer may purchase a Loan) is assigning such Loan Obligation directly to the Buyer. Nothing in any such transfer document or assignment agreement (or, in the case of any Underlying Note, nothing in such chain of endorsement) shall be deemed to impair the sales, conveyances and transfers of the Loan Obligations by the Seller to the Buyer in accordance with the terms of this Agreement.

ARTICLE III
PURCHASE PRICE AND PAYMENT; MONTHLY REPORT

Section 3.1            Purchase Price.

The purchase price for each Transferred Loan sold to the Buyer by the Seller under this Agreement (the “Purchase Price”) shall be the fair market value for such Transferred Loan as determined from time to time by the Seller and the Buyer.

Section 3.2            Payment of Purchase Price.

(a)           The Purchase Price shall be paid by the Buyer on each related Purchase Date in cash or, at the option of the Seller, if the Buyer does not have sufficient cash to pay the full amount of the Purchase Price, by means of a capital contribution by the Seller to the Buyer.

(b)           All cash payments in respect of the Purchase Price of any Transferred Loan sold hereunder shall be made not later than 5:00 p.m. (Chicago, Illinois time) on the date specified therefor in lawful money of the United States in same day funds by depositing such amounts in the bank account designated in writing by the Seller to the Buyer.

(c)           Notwithstanding any provision herein to the contrary, the Seller may on any Purchase Date elect to designate all or a portion of the Transferred Loans proposed to be transferred by it to the Buyer on such date as a capital contribution to the Buyer. In such event, the cash portion of the Purchase Price payable with respect to such transfer shall be reduced by that portion of the Purchase Price of the Purchased Assets that was so contributed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1           Seller’s Representations and Warranties.

The Seller hereby represents and warrants to the Buyer, as of the Closing Date and each Purchase Date, that:

(a)           Organization and Good Standing. The Seller is a Maryland corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its formation and has full power, authority and legal right to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, except where the failure to be in good standing or have such power, authority or right would not have a Material Adverse Effect.

(b)           Due Qualification. The Seller is duly qualified to do business and is in good standing as a corporation under the laws of the jurisdiction of its formation and has obtained all necessary licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect.

(c)           Due Authorization. The execution and delivery of and performance under this Agreement and each other document or instrument to be delivered by the Seller hereunder (collectively, the “Sale Documents”), and the consummation of the transactions provided for herein and therein have been duly authorized by the Seller by all necessary corporate action on the part of the Seller.

(d)           No Conflict. The execution and delivery of this Agreement and each of the Sale Documents, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any material indenture, Loan Obligation, agreement, mortgage, deed of trust, or other instrument to which the Seller is a party or by which it or any of its property is bound, except where such conflict, contravention, breach, violation or default would not have a Material Adverse Effect.

(e)           No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Seller, threatened against the Seller, before any Governmental Authority (i) asserting the invalidity of this Agreement or any of the Sale Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the Sale Documents, or (iii) seeking any determination or ruling which would, if adversely determined, materially and adversely affect the performance by the Seller of its obligations under this Agreement or any of the Sale Documents.

(f)           All Consents Required. All material approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority required in connection with the execution, delivery and performance by the Seller of this Agreement and the Sale Documents have been obtained.

(g)           Solvency. The transactions contemplated under this Agreement and the Sale Documents do not and will not render the Seller insolvent.

(h)           Agreements Enforceable. This Agreement and each other Sale Document constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law or (iii) implied covenants of good faith and fair dealing.

(i)            Quality of Title. Each Transferred Loan is, immediately prior to the sale hereunder to the Buyer, owned by the Seller free and clear of any Lien (other than Permitted Liens), and upon the sale, transfer or assignment hereunder, the Buyer shall acquire title to and ownership of each such Transferred Loan, free and clear of any lien (other than Permitted Liens).

(j)            Security Interest. As described in Section 2.1(d) hereof, it is the intention of the parties hereto that the conveyance of the Transferred Collateral by the Seller to the Buyer be, and be construed as, an absolute sale without recourse. If, however, notwithstanding the intention of the parties, such conveyance is determined for any reason not to be an absolute sale, the Seller grants a security interest (as defined in the UCC) to the Buyer in the Transferred Collateral, which is enforceable in accordance with the UCC upon execution and delivery of this Agreement. Upon the filing of a UCC-1 financing statement with the Maryland Department of Assessments & Taxation, naming the Buyer as purchaser/secured party and the Seller as seller/debtor and describing the Transferred Collateral as collateral, the Buyer shall have a first priority perfected security interest in the Transferred Collateral (subject to Permitted Liens) which security interest may be perfected by the filing of a financing statement under the UCC.

(k)           Location of Offices. The Seller’s principal place of business and chief executive office and the office where the Seller keeps all its books and records is located at 311 South Wacker Drive, Suite 6400, Chicago, IL 60606 (or at such other locations as to which the notice and other requirements specified in Section 5.1(g) shall have been satisfied).

(l)            Value Given. The cash payments and/or corresponding increase in the Seller’s equity interest in the Buyer received by the Seller in respect of the purchase price of all Transferred Loans conveyed under this Agreement constitutes reasonably equivalent value therefor and the transfer by the Seller thereof to the Buyer was not made for or on account of an antecedent debt owed by the Seller to the Buyer, and such transfer was not and is not voidable or subject to avoidance under any section of the Bankruptcy Code.

(m)          Intent of the Seller. The Seller has not conveyed any interest in any Transferred Loans related thereto to the Buyer with any intent to hinder, delay or defraud any of the Seller’s creditors.

(n)           Separate Entity. The Seller is operated as an entity with assets and liabilities distinct from those of the Buyer and any Affiliates thereof, and the Seller hereby acknowledges that the Collateral Agent and the Secured Parties under the Credit Agreement are entering into the transactions contemplated by the Credit Agreement in reliance upon the Seller’s identity as a separate legal entity from the Buyer and from each such Affiliate of the Buyer.

(o)           Eligibility of Loan Obligations. As of the Closing Date and each subsequent Purchase Date, each Loan transferred on such date satisfies the Collateral Obligation Criteria.

(p)           Qualified Purchaser. As of the date hereof and as of each date on which the Credit Agreement is in full force and effect, the Seller is and will be a Qualified Purchaser.

(q)           Notice to Agents and Obligors. The Seller has directed all obligors of the Transferred Loans (or related paying agents) to pay all Proceeds directly to the Collection Account.

(r)            USA PATRIOT Act. Neither the Seller nor any Affiliate of the Seller is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list, (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(s)           Security Interest. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Collateral in favor of the Buyer, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Seller.

(t)            Investment Company Act. The Seller is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act.

(u)           Taxes. The Seller has filed all federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person, other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(v)           ERISA. The Seller does not maintain or sponsor any Pension Plan, and Seller has not incurred nor does Seller expect to incur any direct liability with respect to a Plan maintained or sponsored by an ERISA Affiliate.

The representations and warranties set forth in this Section 4.1 shall survive the sale, transfer and assignment of the Transferred Loans to the Buyer. Upon discovery by the Seller or the Buyer of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other immediately upon obtaining knowledge of such breach.

Section 4.2           Representations and Warranties of the Buyer.

The Buyer hereby represents and warrants to the Seller, as of the Closing Date and each Purchase Date, that:

(a)           Organization and Good Standing. The Buyer is a Delaware limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, except where the failure to be in good standing or have such power, authority or right would not have a Material Adverse Effect.

(b)           Due Qualification. The Buyer is duly qualified to do business and is in good standing as a limited liability company, and has obtained or will obtain all necessary licenses and approvals, in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect.

(c)           Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by the Buyer by all necessary action on the part of the Buyer.

(d)           No Conflict. The execution and delivery of this Agreement, the performance by the Buyer of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or result in any breach of any of the terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, the Buyer’s limited liability company agreement, unless such conflict, contravention, breach, violation or default would not have a Material Adverse Effect.

(e)           No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any requirements of laws applicable to the Buyer, except where such conflict or violation would not have a Material Adverse Effect.

ARTICLE V
COVENANTS

Section 5.1           Seller Covenants.

The Seller hereby covenants that:

(a)           Compliance with Laws and Agreements. The Seller will (i) duly observe, comply with all applicable laws relative to the conduct of its business or to its assets, (ii) comply with the terms and conditions of its articles of incorporation and bylaws and each Underlying Instruments to which it is a party and (iii) obtain, maintain and keep in full force and effect all approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Sale Documents, its articles of incorporation and bylaws and the Underlying Instruments to which it is a party, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)           Preservation of Corporate Existence. The Seller will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a material adverse effect on its ability to perform its obligations hereunder or under the Sale Documents.

(c)           Security Interests. Except for the transfers hereunder, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any lien on any Transferred Loan (other than Permitted Liens), whether now existing or hereafter transferred hereunder, or any interest therein. The Seller will immediately notify the Buyer of the existence of any lien on any Transferred Loan (other than Permitted Liens); and the Seller shall defend the right, title and interest of the Buyer and its assignees in, to and under the Transferred Loans, against all claims of third parties.

(d)           Delivery of Proceeds. Consistent with the Buyer’s ownership of the Transferred Loans, in the event the Seller shall receive any Proceeds in respect of any Transferred Loans after the Purchase Date therefor, the Seller agrees to promptly pay to the Buyer, or an account designated by the Buyer, (but in no event later than one (1) Business Day after receipt) such Proceeds. Further, the Seller shall instruct any paying agent or administrative agent for any Transferred Loan to remit all payments and collections with respect to such Transferred Loan and, if applicable, to instruct the related obligor with respect to such Transferred Loan to remit all payments and collections with respect to such Transferred Loan directly to the applicable Collection Account.

(e)           Change in Payment Instructions to Obligor. The Seller shall not make any change in its instructions to obligors (or related paying or administrative agents) regarding payments to be made to any Collection Account, unless (i) such instructions are to deposit such payments to another existing Collection Account or (ii) the Administrative Agent shall have given its prior written consent to such change.

(f)           Nonconsolidation. The Seller shall take all actions required to maintain the Buyer’s status as a separate legal entity, including, without limitation, (i) not holding the Buyer out to third parties as an entity other than an entity with assets and liabilities distinct from the Seller and the Seller’s other subsidiaries; provided that the assets of the Buyer may be consolidated into the assets of the Seller for tax and accounting purposes and may be included in the publicly-filed financial statements of the Seller; (ii) not holding itself out to be responsible for any indebtedness or other liability of the Buyer or, other than by reason of owning equity interests of the Buyer, for any decisions or actions relating to the Buyer; (iii) taking such other actions as are necessary on its part to ensure that all material corporate or limited liability company procedures, as applicable, required by its and the Buyer’s respective constituent documents are duly and validly taken; (v) keeping correct and complete (in all material respects) records and books of account and minutes; and (vi) not acting in any manner that could foreseeably mislead others with respect to the Buyer’s separate identity. In addition to the foregoing, the Seller shall take the following actions:

(1)           The Seller shall maintain corporate records and books of account separate from those of the Buyer.

(2)           The Seller shall maintain an arm’s-length relationship with the Buyer and shall not hold itself out as being liable for any indebtedness of the Buyer.

(3)           The Seller shall keep its assets and its liabilities wholly separate from those of the Buyer; provided that the assets of the Buyer may be consolidated into the assets of the Seller for tax and accounting purposes.

(4)           The Seller shall take or refrain from taking, as applicable, each of the activities specified or assumed in the non-consolidation opinion of Winston & Strawn LLP delivered on the Closing Date, upon which the conclusions expressed therein are based.

(g)           Location of Seller, Records; Instruments. The Seller (x) shall not change its name or jurisdiction of incorporation, without 10 days’ prior written notice to the Buyer and the Administrative Agent and (y) will promptly take all actions required (including, but not limited to, all filings and other acts necessary or advisable under the UCC or other applicable law) of each relevant jurisdiction in order to continue, in accordance with Section 4.1(k), the ownership and security interest of the Buyer in all Loan Obligations transferred hereunder.

(h)           Further Assurances. It shall promptly upon the reasonable request of the Buyer, the Collateral Agent, or the Administrative Agent, at the Seller’s expense, execute and deliver such further instruments and take such further action as may be necessary in order to maintain and protect the Buyer’s first priority perfected security interest in the Transferred Collateral pledged by the Seller hereunder free and clear of any Liens (other than Permitted Liens). At the reasonable request of the Buyer, either Agent or the Requisite Lenders (through the Administrative Agent), the Seller shall promptly take, at the Seller’s expense, such further action as may be necessary in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Buyer in the Transferred Collateral, including all actions which are necessary to (x) enable Buyer to enforce its rights and remedies under this Agreement and the other Transaction Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Transaction Documents. Without limiting its obligation to maintain and protect the Buyer’s first priority security interest in the Transferred Collateral, the Seller authorizes the Buyer, the Collateral Manager, or the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Transferred Collateral in such form and in such offices as appropriate to perfect the security interests of the Buyer under this Agreement, provided, that none of the Buyer, the Collateral Manager, or the Collateral Agent assumes any obligation of the Seller to maintain and protect its security interest hereunder.

Subject to the foregoing, the Seller will, and, upon the reasonable request of the Buyer or either Agent shall, at the Seller’s expense, take such other action (including executing and delivering or authorizing for filing any required UCC financing statements) as shall be necessary to create and perfect a valid and enforceable first priority security interest on all Transferred Collateral acquired by the Buyer and will in connection therewith deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as the Buyer, either Agent or the Requisite Lenders (through the Administrative Agent) shall have reasonably requested.

(i)            Costs and Expenses. The Seller shall pay all reasonable, documented costs and disbursements in connection with this Agreement and the performance of its obligations hereunder.

(j)            [Reserved].

(k)           Information. The Seller will cooperate with the Buyer and the Collateral Manager in providing such information documents, records or reports respecting the Transferred Collateral that the Buyer or the Collateral Manager may reasonably request in order to comply with the terms of the Transaction Documents.

(l)            Keeping of Records and Documents. The Seller shall cooperate with the Buyer, the Administrative Agent and each Lender (or any Person designated by the Administrative Agent or such Lender) to enable the Buyer to comply with its obligations under Section 5.3 of the Credit Agreement.

(m)          Enforcement. It shall not take any action in the name or on behalf of the Buyer with respect to the Transferred Collateral which would cause the Buyer to violate its obligations under Section 5.6 of the Credit Agreement.

(n)           Validity of this Agreement. It shall not (i) take any action to permit the validity or effectiveness of this Agreement or any grant of Transferred Collateral hereunder to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or take any actions to permit any Person to be released from any covenants or obligations with respect to this Agreement (except in accordance with its terms) and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first priority security interest in the Transferred Collateral (subject to Permitted Liens).

(o)           Special Purpose Entity. The Seller agrees that, for a period of one year and one day after the Final Maturity Date, the Seller will not cause the Buyer to file a voluntary petition or institute, or cause to be instituted or join in any involuntary petition or proceeding against Buyer under the Bankruptcy Code or any other bankruptcy or insolvency laws.

(p)           Accounting Treatment. The Seller shall note in a footnote to its consolidated financial statements that include the Buyer that the Buyer owns the legal title in the Transferred Collateral. Other than for consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Transferred Loans by the Seller to the Buyer; provided that for federal income tax reporting purposes, the Buyer is, as of the Closing Date, treated as a “disregarded entity” and, therefore, the transfer of Transferred Loans by the Seller to the Buyer hereunder will not be recognized.

ARTICLE VI
REPURCHASE AND SUBSTITUTION OF LOANS

Section 6.1           Mandatory Repurchase of Warranty Collateral Obligations.

(a)           In the event any Transferred Loan transferred hereunder does not satisfy each of the Collateral Obligation Criteria immediately prior to its sale to the Buyer hereunder or the Seller breaches any representation, warranty or covenant with respect to any Transferred Loan immediately prior to its sale to the Buyer hereunder (including Section 4.1 hereof) in any material respect (each such Transferred Loan, a “Warranty Collateral Obligation”), no later than 30 days after the earlier of (i) knowledge of such breach on the part of the Seller and (ii) receipt by the Seller of written notice thereof given by the Buyer, the Seller shall either (a) repurchase each such Warranty Loan by depositing the Repurchase Prince into the Principal Collection Account, or (b) substitute for such Warranty Loan a new Transferred Loan (a “Substitute Loan”) in accordance with the provisions of Article 8 of the Credit Agreement; provided, however, that no such repurchase shall be required to be made with respect to such Warranty Loan (and such Loan shall cease to be an Warranty Loan) if, on or before the expiration of such 30-day period, the representations and warranties in Section 4.1 with respect to such Warranty Loan shall be made true and correct in all material respects with respect to such Warranty Loan as if such Warranty Loan had been transferred to the Buyer on such day.

(b)           Upon the Buyer’s receipt of the Repurchase Price or a Substitute Loan, as applicable, for a Warranty Loan, the Buyer shall automatically and without further action be deemed to transfer, assign and set-over to the Seller all the right, title and interest of the Buyer in, to and under such Warranty Loan and all monies due or to become due with respect thereto, all proceeds thereof and all rights to security for any such Warranty Loan, and all proceeds and products of the foregoing, free and clear of any Lien created pursuant to this Agreement or the Credit Agreement, all of the Buyer’s right, title and interest in such Warranty Loan.

(c)           The Buyer shall, at the sole expense of the Seller, execute such documents and instruments of transfer as may be prepared by the Seller and take such other actions as shall reasonably be requested by the Seller to effect the transfer of such Warranty Loan pursuant to this Section 6.1.

Section 6.2            Limitations on Substitutions and Repurchases.

(a)           Any repurchase of any Transferred Loan from the Buyer to the Seller and any substitution effected pursuant to Section 6.1(a) shall be conducted on an arm’s length basis and shall be on material terms no less favorable to the Buyer than would be the case if the Seller were not an Affiliate of the Buyer or as otherwise expressly permitted in this Agreement.

(b)           For the avoidance of doubt, any sale or substitution of a Loan Obligation by the Buyer to the Seller or any Affiliate thereof shall be subject to the satisfaction of the requirements set forth in Section 8.1(b) of the Credit Agreement.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1           Conditions to the Buyer’s Obligations Regarding Loan Obligations.

The obligations of the Buyer to purchase Transferred Collateral from the Seller on any Purchase Date shall be subject to the satisfaction of the following conditions:

(a)           all representations and warranties of the Seller contained in Section 4.1 shall be true and correct in all material respects on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date, which shall be true and correct in all material respects on and as of such date);

(b)           no event has occurred and is continuing, or would result from such purchase that constitutes an Event of Default;

(c)           no law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of any such purchase by the Buyer in accordance with the provisions hereof; and

(d)           all corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Buyer and its assignees, and the Buyer shall have received from the Seller copies of all documents (including, without limitation, records of corporate proceedings, approvals and opinions) relevant to the transactions herein contemplated as the Buyer may reasonably have requested.

ARTICLE VIII
INDEMNIFICATION

Section 8.1            Indemnification by the Seller

(a)           The Seller hereby agrees to indemnify and hold harmless the Buyer, the Administrative Agent, , the Lenders, and their respective Affiliates, successors, transferees and assigns and their respective directors, officers, employees, agents, representatives, legal counsel, and consultants (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon its demand for, any losses, claims, damages, liabilities or other expenses (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by the Seller, any of its subsidiaries or any other person or party insofar as such Losses arise out of or in connection with this Agreement, or any claim, litigation, investigation or proceeding relating to any of the foregoing, and to reimburse each Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not such Indemnified Person is a party to any such proceeding, including, without limitation, the following:

(i)            any representation or warranty made or deemed made by the Seller under or in connection with this Agreement or any other Transaction Document, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered;

(ii)           the failure of any Loan acquired hereunder to satisfy the Collateral Obligation Criteria as of the related Purchase Date;

(iii)          the failure by the Seller to comply with any term, provision or covenant contained in this Agreement with respect to any Transferred Collateral;

(iv)          the failure to vest in the Buyer as of the related Purchase Date an undivided ownership interest in the Transferred Collateral free and clear of any Lien (other than Permitted Liens); and

(v)           the preparation for a defense of any investigation, litigation or proceeding arising out of or as a result of or related to this Agreement or the transactions contemplated hereby;

provided, however, that such indemnity shall not, as to any Indemnified Person, be available to the extent that such Losses (x) (1) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnified Person or (2) arise out of a claim or counterclaim brought by the Seller or any of its subsidiaries or Affiliates against an Indemnified Person for a material breach of such Indemnified Person’s obligations under this Agreement, if the Seller or such other subsidiary or Affiliate has obtained a final and non-appealable judgment in its favor on such claim or counterclaim as determined by a court of competent jurisdiction, (y) [reserved], or (z) have the effect of recourse (except as otherwise provided herein) for uncollectible Transferred Loans or otherwise arise solely due to the deterioration in the credit quality or market value of the Collateral Obligations or other Transferred Collateral (or the underlying obligors thereunder), by reason of the bankruptcy, insolvency or lack of creditworthiness of an obligor with respect to such Collateral Obligations or other Transferred Collateral.

(b)           If the Seller has made any indemnity payment pursuant to this Section 8.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Losses, then the recipient shall repay to the Seller an amount equal to the amount it has collected from others in respect of such Losses.

(c)           The Seller shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such indemnity.  No Indemnified Person seeking indemnification hereunder shall, without the prior written consent of the Seller (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person.

(d)           The Seller and each Indemnified Person also agrees that (i) neither the Seller, on one hand nor (ii) any Indemnified Person, on the other hand, shall have any liability (whether in contract or tort or otherwise) to one another (or any of its respective equity holders, subsidiaries, Affiliates or creditors or any other person or entity asserting claims on behalf of or in right of the Seller or such Indemnified Person, as applicable) related to or arising out of this Agreement or the performance by the Seller of its obligations hereunder for special, indirect, consequential or punitive damages, even if advised of the possibility thereof.

(e)           The reimbursement, indemnity, and hold harmless provisions provided for under this Section 8.1 shall survive the termination of this Agreement.

ARTICLE IX
TERM AND TERMINATION

Section 9.1           Termination.

This Agreement shall commence as of the date of execution and delivery hereof and shall continue in full force and effect until the later of (i) the termination the Credit Agreement or (ii) the date specified by either party upon 90 days’ prior written notice to the other party and the Administrative Agent as the termination date; provided, however, that the termination of this Agreement pursuant to this Section 9.1 shall not discharge any Person from obligations incurred prior to any such termination of this Agreement, including, without limitation, any obligations to repurchase Loan Obligations sold prior to such termination pursuant to Section 6.1 hereof.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1         Amendment.

This Agreement and the rights and obligations of the parties hereunder may not be amended, waived or changed orally, but only by an instrument in writing signed by the Administrative Agent, the Buyer and the Seller. The Buyer shall provide not less than ten (10) Business Days prior written notice of any such amendment to the Administrative Agent.

Section 10.2         Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT THE CONFLICT OF LAWS PRINCIPLES THEREOF WHICH WOULD HAVE THE EFFECT OF APPLYING THE LAWS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 10.3         Notices.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth below or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall be effective upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by telex, when telexed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

(a)           In the case of notice to the Buyer, to:

MC Income Plus Financing SPV III LLC
c/o Monroe Capital Income Plus Corporation

126 East 56th Street, 32nd Floor

New York, New York 10022

Attn: Dina Kook

Telephone No: (646) 386-2420

Facsimile No.: (312) 258-8350

E-mail: dkook@monroecap.com

(b)           In the case of notice to the Seller, to:

Monroe Capital Income Plus Corporation
126 East 56th Street, 32nd Floor

New York, New York 10022

Attn: Dina Kook

Telephone No: (646) 386-2420

Facsimile No.: (312) 258-8350

E-mail: dkook@monroecap.com

(c)           In the case of notice to the Administrative Agent, to:

GOLDMAN SACHS BANK USA,

as Administrative Agent:

c/o Goldman, Sachs & Co.

30 Hudson Street, 4th Floor

Jersey City, NJ 07302

Facsimile: 212-428-4534

E-mail: gs-pfi-mo-confidential@gs.com

Attention: Operations

Section 10.4         Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement or any of the Sale Documents shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and the Sale Documents and shall in no way affect the validity or enforceability of the other provisions of this Agreement or any of the Sale Documents.

Section 10.5         Assignment.

Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Buyer or the Seller except as permitted by this Section 10.5. Simultaneously with the execution and delivery of this Agreement, the Buyer shall assign all of its right, title and interest herein (including any right to indemnification) to the Collateral Agent as agent for the Secured Parties under the Credit Agreement as provided in the Credit Agreement, to which assignment the Seller hereby expressly consents. The Seller agrees that the Collateral Agent, as agent for the Secured Parties under the Credit Agreement, shall be a third party beneficiary hereof. The Collateral Agent as agent for the Secured Parties under the Credit Agreement may enforce the provisions of this Agreement, exercise the rights of the Buyer and enforce the obligations of the Seller hereunder following an Event of Default and as provided in the Credit Agreement.

Section 10.6         Further Assurances.

(a)           The Buyer and the Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement and the Sale Documents, including, without limitation, the execution of any financing statements, continuation statements, termination statements, releases or equivalent documents relating to the Transferred Collateral for filing under the provisions of the UCC or other applicable laws of any applicable jurisdiction.

(b)           If the Seller fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligation, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Section 10.13. The Seller irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(s)-in-fact, to act on its behalf (i) to authorize on its behalf as debtor and to file financing statements necessary in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Transferred Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Transferred Collateral as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Transferred Collateral. This appointment is coupled with an interest and is irrevocable.

Section 10.7         No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Buyer or the Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.

Section 10.8         Counterparts.

This Agreement may be executed in two or more counterparts including facsimile or other electronic transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 10.9         Binding Effect; Third-Party Beneficiaries.

This Agreement shall inure to the benefit of and the obligations thereunder shall be binding upon the parties hereto and their respective successors and permitted assigns. Any permitted assigns of the Buyer shall be third-party beneficiaries of this Agreement.

Section 10.10       Merger and Integration.

Except as specifically stated otherwise herein, this Agreement, together with the Credit Agreement and the other Transaction Documents, to the extent that a party is a signatory thereto, sets forth the entire understanding of the parties relating to the subject matter hereof, there are no other agreements between the parties for transactions relating to or similar to the transactions contemplated by this Agreement, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

Section 10.11       Headings.

The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 10.12       Schedules and Exhibits.

The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 10.13       Recourse Against Certain Parties.

(a)           No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Seller as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Seller or any incorporator, officer, employee, equityholder, director or shareholder of the Seller or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Seller contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Seller, and that no personal liability whatsoever shall attach to or be incurred by any administrator, advisor, incorporator, officer, employee, equityholder, director or shareholder of the Seller or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Seller contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator, advisor, incorporator, officer, employee, equityholder, director or shareholder of the Seller or of any such administrator, or any of them, for breaches by the Seller of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b)           No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Buyer as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Buyer or any incorporator, officer, employee, equityholder, director, manager or member of the Buyer or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Buyer contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Buyer, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Buyer or any incorporator, officer, employee, equityholder, director, manager or member of the Buyer or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Buyer contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Buyer and each incorporator, officer, employee, equityholder, director, manager or member of the Buyer or of any such administrator, or any of them, for breaches by the Buyer of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(c)           The provisions of this Section 10.13 shall survive the termination of this Agreement.

Section 10.14       Bankruptcy Non-Petition and Limited Recourse; Claims.

The Seller hereby agrees that it will not institute against, or join any other Person in instituting against, the Buyer any bankruptcy proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the date all Obligations due and owing under the Credit Agreement have been paid in full. The Seller hereby acknowledges that (i) the Buyer has no assets other than the Transferred Collateral, (ii) the Buyer shall, immediately upon Purchase hereunder, pledge its rights in the Transferred Collateral to the Collateral Agent, on behalf of the Secured Parties pursuant to the Credit Agreement, and (iii) Proceeds generated by the Transferred Collateral will be applied to payment of the Buyer’s obligations under the Credit Agreement. In addition, the Seller shall have no recourse for any amounts payable or any other obligations arising under this Agreement against any officer, member, director, employee, shareholder, Affiliate or security holder of the Buyer or any of its successors or assigns. The provisions of this Section 10.14 shall survive the termination of this Agreement.

Section 10.15       Waiver of Setoff.

(a)           The Seller’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right the Seller might have against the Buyer, the Administrative Agent, the Lenders, the Collateral Agent, the other Secured Parties or any assignee of such Persons, all of which rights are hereby waived by the Seller.

(b)           The Buyer shall have the right to set-off against the Seller any amounts to which the Seller may be entitled hereunder and to apply such amounts to any claims the Buyer may have against the Seller from time to time under this Agreement. Upon any such set-off, the Buyer shall give notice of the amount thereof and the reasons therefor to the Seller.

Section 10.16       Survival of Certain Provisions.

Notwithstanding any provision contained herein to the contrary, the Seller’s and the Buyer’s representations, covenants and obligations set forth in Articles IV, V, and VI, as applicable, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date all Obligations due and owing under the Credit Agreement have been paid in full; provided, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Articles IV and VII and the provisions of Sections 6.1 and 6.2, the indemnification provisions of Article VIII and the provisions of Sections 10.2, 10.9, 10.13, 10.14 and 10.15 shall be continuing and shall survive any termination of this Agreement.

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IN WITNESS WHEREOF, the Buyer and the Seller have caused this Purchase and Contribution Agreement to be duly executed by their respective officers as of the day and year first above written.

SELLER :

Monroe Capital INCOME PLUS CORPORATION

By:	/s/ Theodore L. Koenig
Name: Theodore L. Koenig
Title: Chief Executive Officer and President

BUYER :

MC INCOME PLUS FINANCING SPV III LLC

By: Monroe Capital Income Plus Corporation, as Designated Manager

By:	/s/ Theodore L. Koenig
Name: Theodore L. Koenig
Title: Chief Executive Officer and President